Exhibit 99-1

LEXINGTON PRECISION CORPORATION
40 East 52nd Street
New York, NY 10022

FOR IMMEDIATE RELEASE

LEXINGTON PRECISION REPORTS FIRST QUARTER RESULTS

NEW YORK, May 18, 2005 — Lexington Precision Corporation reported a net loss of $700,000, or 14 cents per diluted common share, for the first quarter ended March 31, 2005, compared to a net loss of $156,000, or 3 cents per diluted common share, for the first quarter of 2004.

Loss from continuing operations totaled $994,000, or 20 cents per diluted common share, for the first quarter of 2005, compared to income from continuing operations of $103,000, or 2 cents per diluted common share, for the first quarter of 2004. Income from discontinued operations totaled $294,000, or 6 cents per diluted common share, compared to a loss from discontinued operations of $259,000, or 5 cents per diluted common share, for the first quarter of 2004.

Net sales for the first quarter of 2005 were $26,284,000, compared to $30,607,000 for the first quarter of 2004, a decrease of 14%. Net sales of the Rubber Group decreased by 17% to $23,004,000, while net sales of the Metals Group increased by 17% to $3,280,000.

During the first quarter of 2005, income from operations totaled $1,337,000, compared to $2,205,000 for the first quarter of 2004. Income from operations at the Rubber Group decreased to $2,306,000 from $3,542,000. The Metals Group reported a loss from operations of $304,000, compared to a loss of $761,000 for the first quarter of 2004. The loss from operations at the Corporate Office increased to $665,000 from $576,000.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) from continuing operations for the first quarter of 2005, totaled $3,472,000, compared to EBITDA from continuing operations of $4,336,000 for the first quarter of 2004, a decrease of 20%. EBITDA for the Rubber Group decreased to $4,109,000 from $5,282,000, EBITDA for the Metals Group increased to positive $24,000 from negative $380,000, and EBITDA for the Corporate Office decreased to negative $661,000 from negative $566,000. For more information about EBITDA, please see the section of the press release captioned “Notice Relating to Use of Non-GAAP Measures.”

Net cash provided (used) by operating activities of continuing operations for the first quarter of 2005 totaled $(157,000) compared to $471,000 for the first quarter of 2004, a decrease of 133%.

Attached to this press release are tables setting forth our condensed consolidated statements of operations and selected consolidated and segment financial data,

Lexington Precision Corporation
May 18, 2005

including information concerning our cash flows from operations and reconciliations of income (loss) from continuing operations to EBITDA from continuing operations.

Notice Relating to Use of Non-GAAP Measure

EBITDA is not a measure of performance under U.S. generally accepted accounting principles and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow statement data prepared in accordance with U.S. generally accepted accounting principles. We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including its ability to incur and to service debt. Nevertheless, EBITDA has distinct limitations as compared to a GAAP number such as net income. By excluding interest and tax payments, for example, an investor may not see that both represent a reduction in cash available to the company. Likewise, depreciation and amortization, while non-cash items, represent generally the devaluation of assets that produce revenue for the company. Our definition of EBITDA may not be the same as the definition of EBITDA used by other companies.

Lexington Precision Corporation manufactures rubber and metal components that are used primarily by manufacturers of automobiles, automotive replacement parts, and medical devices.

Contact: Warren Delano, President (212) 319-4657

LEXINGTON PRECISION CORPORATION

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended March 31
	2005	2004
	(unaudited)
Net sales	$26,284	$30,607
Cost of sales	23,162	26,461

Gross profit	3,122	4,146
Selling and administrative expenses	1,785	1,941

Income from operations	1,337	2,205
Interest expense	(2,310)	(2,087)

Income (loss) from continuing operations before income tax	(973)	118
Income tax provision	21	15

Income (loss) from continuing operations	(994)	103
Income (loss) from discontinued operations	294	(259)

Net loss	$(700)	$(156)

Basic and diluted income (loss) per share of common stock:
Continuing operations	$(0.20)	$0.02
Discontinued operations	0.06	(0.05)

Net loss	$(0.14)	$(0.03)

Reconciliation of income (loss) from continuing operations to EBITDA from continuing operations:
Income (loss) from continuing operations	$(994)	$103
Add:
Depreciation and amortization	2,135	2,131
Interest expense	2,310	2,087
Income tax provision	21	15

EBITDA from continuing operations	$3,472	$4,336

Net cash provided by operating activities	$(157)	$471

LEXINGTON PRECISION CORPORATION

Select Consolidated and Segment Financial Data
Continuing Operations
(in thousands)

	Quarter Ended March 31
	2005	2004
	(unaudited)
Net sales:
Rubber Group	$23,004	$27.803
Metals Group	3,280	2,804

Total net sales	$26,284	$30,607

Income (loss) from operations:
Rubber Group	$2,306	$3,542
Metals Group	(304)	(761)
Corporate Office	(665)	(576)

Total income from operations	1,337	2,205

Depreciation and amortization included in income from operations:
Rubber Group	1,803	1,740
Metals Group	328	381
Corporate Office	4	10

Total depreciation and amortization	2,135	2,131

Earnings (loss) before interest, taxes, depreciation, and amortization (EBITDA):
Rubber Group	4,109	5,282
Metals Group	24	(380)
Corporate Office	(661)	(566)

Total EBITDA	$3,472	$4,336

Capital expenditures:
Rubber Group	$1,300	$910
Metals Group	42	392
Corporate Office	3	—

Total capital expenditures	$1,345	$1,302

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